Exhibit 99.1

Contact: Drew Babin, CFA
Senior Managing Director – Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS

Per Share Net Income of $0.19 and Normalized FFO of $0.43 in Second Quarter

Per Share NFFO and AFFO Growth Exceeding 13% Compared to Prior-Year Quarter

Year-to-Date Investments of More than $3.6 Billion

Birmingham, AL – July 29, 2021 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2021, as well as certain events occurring subsequent to quarter end.

•	Net income of $0.19 and Normalized Funds from Operations (“NFFO”) of $0.43 for the 2021 second quarter on a per diluted share basis, in line with portfolio run-rate guidance;

•

Closed in late June on previously announced sale-leaseback transactions totaling £800 million on 35 Priory Group (“Priory”) behavioral health facilities in the United Kingdom, with proceeds used to fully retire the initial January real estate loan investment of the same amount;

•	Completed in early July the $215 million acquisition of four general acute care hospitals operated by Pipeline Health System (“Pipeline Health”) in Los Angeles;

•	Closed in early July the £15.6 million acquisition of Kings Park Hospital in Stirling, Scotland;

•	Agreed to sell Capital Medical Center in Olympia, Washington for $135 million, contingent on regulatory approval;

•	Since the end of the first quarter issued 12.2 million shares through the Company’s “at-the-market” program for net proceeds of approximately $253 million and $320 million year-to-date;

•

As previously announced, in June agreed to invest $950 million in behavioral health assets of Springstone, LLC (“Springstone”), including full ownership of 18 inpatient behavioral hospital facilities and an interest in the operations, and to acquire five general acute care hospitals in South Florida to be operated by Steward Health Care System (“Steward”) for $900 million;

•	Hospital tenants uniformly reporting continued strong operating and financial performance.

“Following two-plus years of strong growth in key European and Australian markets, our acquisitions since early 2021 have been heavily weighted to the U.S.,” said Edward K. Aldag, Jr., Chairman, President, and Chief Executive Officer. Aldag also pointed out that the Company enjoys investment spreads over funding costs that are similar regardless of the location. “Although lease rates vary across different countries, so does our cost of capital, and we have very successfully positioned our balance sheet with the lowest cost long-term, currency-weighted capital for our non-U.S. investments.”

Mr. Aldag continued, “Consistent with our long-term funding strategy, our high-cap rate U.S. acquisitions will be primarily funded with equity capital. Significant proceeds from one-off dispositions, loan repayments, and a vibrant and growing private market for hospital real estate are expected to normalize our leverage to the 6.0x range without the need for follow-on common equity, while also providing cost of capital and operator diversification benefits that we look forward to detailing in the near future.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO, all on a basis comparable to 2020 results, and reconciliations of total assets to total pro forma gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

During and subsequent to the second quarter, MPT continued to execute accretive acquisitions.

As described in more detail in the Company’s June 15, 2021 press release, MPT announced its entry into a binding agreement to acquire 18 inpatient behavioral hospitals and an interest in the operations of Springstone from Welsh, Carson, Anderson & Stowe for total consideration of $950 million. In addition, as detailed in MPT’s June 23, 2021 press release, the Company agreed to acquire for $900 million five general acute care hospitals in South Florida to be operated by Steward. Both transactions are expected to close in the second half of 2021.

In early July, MPT acquired a network of four hospitals with nearly 500 beds in Los Angeles from Pipeline Health for $215 million. The facilities are located in densely populated areas with high barriers to entry and are essential to the communities they serve. The properties are subject to a 20-year master lease with multiple extension options.

Terms of the three U.S. acquisitions reflect a weighted average GAAP cap rate of approximately 8.7%, further demonstrating the Company’s success at delivering very attractive returns while continuing to increase the size of its portfolio at growth rates unique in the REIT environment.

Also in early July, MPT acquired Kings Park Hospital, a private acute care hospital to be operated by Circle Health in Stirling, Scotland, for £15.6 million. The property will be joined to the Circle Health master lease, which has 29 years remaining on its initial term.

The Company has total pro forma gross assets of approximately $22.3 billion, including $16.1 billion in general acute care hospitals, $2.4 billion in behavioral health facilities, $2.1 billion in inpatient rehabilitation hospitals, $0.3 billion in long-term acute care hospitals, and $0.3 billion in freestanding emergency room and urgent care properties. MPT’s portfolio, pro forma for the transactions described herein, includes 446 properties representing roughly 47,000 licensed beds across the United States and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal, Australia, and Colombia. The properties are leased to or mortgaged by 51 hospital operating companies. MPT continues to work with existing and new operators in the U.S. and abroad on numerous opportunities.

OPERATING RESULTS AND OUTLOOK

Net income for the second quarter ended June 30, 2021 was $115 million (or $0.19 per diluted share) compared to $109 million (or $0.21 per diluted share) in the year earlier period.

NFFO for the second quarter ended June 30, 2021 was $251 million ($0.43 per diluted share) compared to $200 million ($0.38 per diluted share) in the year earlier period.

Based on the completed and funded year-to-date transactions, along with an assumed capital structure resulting in a net debt to EBITDA ratio between 5.0 and 6.0 times, MPT expects an annual run-rate of $1.14 to $1.18 per diluted share for net income and $1.72 to $1.76 per diluted share for NFFO. Included in the annual run-rate estimate, but not included in annualized actual results for the second quarter, are timing adjustments related to investment and capital markets transactions closed during the quarter, the annualized difference between the 8.6% Priory GAAP lease rate and the loan interest rate effective for most of the second quarter, and the aggregate future earnings contribution from two hospitals under development and various expansion projects where rent has not yet commenced. Not included in the annual run-rate estimate is the impact of announced but unclosed transactions as of June 30. While interest income from the £250 million non-real estate acquisition loan related to the Priory transaction was included in second quarter actual results, it is not included in annual run-rate guidance due to its temporary nature.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, July 29, 2021 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2021. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 2367177. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through August 12, 2021 using dial-in numbers 855-859-2056 and 404-537-3406 for U.S. and International callers, respectively, and passcode 2367177. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with 446 facilities and roughly 47,000 licensed beds in nine countries and across four continents on a pro forma basis. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the expected Priory operating loan repayment, the Springstone behavioral health sale-leaseback and operator investments, and the Steward South Florida sale-leaseback agreement; and (xvii) the risk that property sales, loan repayments, and other capital recycling transactions do not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	June 30, 2021	December 31, 2020
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,393,135	$12,078,927
Investment in financing leases	2,032,181	2,010,922
Mortgage loans	219,561	248,080

Gross investment in real estate assets	15,644,877	14,337,929
Accumulated depreciation and amortization	(977,963)	(833,529)

Net investment in real estate assets	14,666,914	13,504,400
Cash and cash equivalents	721,321	549,884
Interest and rent receivables	75,634	46,208
Straight-line rent receivables	602,083	490,462
Equity investments	1,176,862	1,123,623
Other loans	1,511,846	858,368
Other assets	331,495	256,069

Total Assets	$19,086,155	$16,829,014

Liabilities and Equity
Liabilities
Debt, net	$10,047,108	$8,865,458
Accounts payable and accrued expenses	652,698	438,750
Deferred revenue	21,186	36,177
Obligations to tenants and other lease liabilities	148,082	144,772

Total Liabilities	10,869,074	9,485,157
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 588,964 shares at June 30, 2021 and 541,419 shares at December 31, 2020	589	541
Additional paid-in capital	8,387,064	7,461,503
Distributions in excess of net income	(121,639)	(71,411)
Accumulated other comprehensive loss	(53,499)	(51,324)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders' Equity	8,211,738	7,338,532
Non-controlling interests	5,343	5,325

Total Equity	8,217,081	7,343,857

Total Liabilities and Equity	$19,086,155	$16,829,014

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues
Rent billed	$216,870	$173,557	$430,214	$345,324
Straight-line rent	55,465	21,151	110,338	52,572
Income from financing leases	50,337	52,489	101,231	104,925
Interest and other income	59,120	44,645	102,774	83,153

Total revenues	381,792	291,842	744,557	585,974
Expenses
Interest	92,305	80,376	179,277	161,275
Real estate depreciation and amortization	76,369	61,463	152,011	122,384
Property-related (A)	18,684	7,869	24,137	13,281
General and administrative	34,545	32,018	70,618	65,403

Total expenses	221,903	181,726	426,043	362,343
Other income (expense)
Loss on sale of real estate	(1,387)	(3,101)	(398)	(1,776)
Real estate impairment charges	—	—	—	(19,006)
Earnings from equity interests	7,339	5,291	14,440	9,370
Debt refinancing and unutilized financing costs	(70)	—	(2,339)	(611)
Other (including mark-to-market adjustments on equity securities)	(771)	2,175	7,023	(11,960)

Total other income (expense)	5,111	4,365	18,726	(23,983)

Income before income tax	165,000	114,481	337,240	199,648
Income tax expense	(50,179)	(4,829)	(58,539)	(8,839)

Net income	114,821	109,652	278,701	190,809
Net income attributable to non-controlling interests	(256)	(184)	(353)	(349)

Net income attributable to MPT common stockholders	$114,565	$109,468	$278,348	$190,460

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.19	$0.21	$0.48	$0.36

Weighted average shares outstanding - basic	587,514	527,781	581,877	524,428
Weighted average shares outstanding - diluted	589,053	528,880	583,297	525,530

Dividends declared per common share	$0.28	$0.27	$0.56	$0.54

(A)

Includes $15.5 million and $19.0 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three and six months ended June 30, 2021, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
FFO information:
Net income attributable to MPT common stockholders	$114,565	$109,468	$278,348	$190,460
Participating securities' share in earnings	(390)	(487)	(760)	(951)

Net income, less participating securities' share in earnings	$114,175	$108,981	$277,588	$189,509
Depreciation and amortization	90,061	71,823	178,597	142,325
Loss on sale of real estate	1,387	3,101	398	1,776
Real estate impairment charges	—	—	—	19,006

Funds from operations	$205,623	$183,905	$456,583	$352,616
Write-off (recovery) of straight-line rent and other	(13)	19,092	(5,251)	25,832
Non-cash fair value adjustments	2,121	(3,590)	(1,944)	10,605
Tax rate and other changes	42,746	149	42,746	1,126
Debt refinancing and unutilized financing costs	70	—	2,339	611

Normalized funds from operations	$250,547	$199,556	$494,473	$390,790
Share-based compensation	12,771	12,192	25,035	22,228
Debt costs amortization	4,100	3,428	8,109	6,837
Rent deferral, net	836	(7,240)	1,639	(7,240)
Straight-line rent revenue and other	(67,921)	(50,860)	(135,196)	(100,474)

Adjusted funds from operations	$200,333	$157,076	$394,060	$312,141

Per diluted share data:
Net income, less participating securities' share in earnings	$0.19	$0.21	$0.48	$0.36
Depreciation and amortization	0.16	0.14	0.30	0.27
Loss on sale of real estate	—	—	—	—
Real estate impairment charges	—	—	—	0.04

Funds from operations	$0.35	$0.35	$0.78	$0.67
Write-off (recovery) of straight-line rent and other	—	0.03	—	0.05
Non-cash fair value adjustments	—	—	—	0.02
Tax rate and other changes	0.08	—	0.07	—
Debt refinancing and unutilized financing costs	—	—	—	—

Normalized funds from operations	$0.43	$0.38	$0.85	$0.74
Share-based compensation	0.02	0.02	0.04	0.04
Debt costs amortization	0.01	—	0.01	0.01
Rent deferral, net	—	(0.01)	—	(0.01)
Straight-line rent revenue and other	(0.12)	(0.09)	(0.22)	(0.19)

Adjusted funds from operations	$0.34	$0.30	$0.68	$0.59

Notes:

(A)

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.14	$1.18
Participating securities' share in earnings	—	—

Net income, less participating securities' share in earnings	$1.14	$1.18
Depreciation and amortization	0.58	0.58

Funds from operations	$1.72	$1.76
Other adjustments	—	—

Normalized funds from operations	$1.72	$1.76

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Total Pro Forma Gross Assets

(Unaudited)

(Amounts in thousands)	June 30, 2021	December 31, 2020
Total Assets	$19,086,155	$16,829,014
Add:
Real estate commitments on new investments(1)	2,086,528	1,901,087
Unfunded amounts on development deals and commenced
capital improvement projects(2)	106,765	166,258
Accumulated depreciation and amortization	977,963	833,529
Incremental gross assets of our joint ventures(3)	1,263,497	1,287,077
Less:
Cash used for funding the transactions above(4)	(1,212,744)	(587,384)

Total Pro Forma Gross Assets(5)	$22,308,164	$20,429,581

(1)

The 2021 column reflects investments made or committed to subsequent to June 30, 2021, including the commitment to acquire five facilities in Florida for $900 million and the commitment to invest $950 million in a behavioral health platform across nine states. The 2020 column reflects investments made in 2021, including the acquisition of 35 facilities in the United Kingdom on January 19, 2021.

(2)

Includes $43.1 million and $65.5 million of unfunded amounts on ongoing development projects and $63.7 million and $100.8 million of unfunded amounts on capital improvement projects, as of June 30, 2021 and December 31, 2020, respectively.

(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)	Includes cash available on-hand plus cash generated from activities subsequent to period-end including loan repayments or dispositions, if any.
(5)

Total pro forma gross assets is total assets before accumulated depreciation/amortization and assumes all real estate commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand (if available). We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close and our other commitments are fully funded.

Adjusted Revenues

(Unaudited)

(Amounts in thousands)	For the Three Months Ended June 30, 2021
Total Revenues	$381,792
Revenue from real estate properties owned through joint venture arrangements	33,638

Total Adjusted Revenues(1)	$415,430

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our real estate joint venture arrangements. We believe adjusted revenue is useful to investors as it provides a more complete view of revenue across all of our investments and allows for better understanding of our revenue concentration.